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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 30, 1999, except for the second paragraph of Note 8 as to which the date is August 27, 1999, Note 2 as to which the date is August 30, 1999 and the first paragraph of Note 20 as to which the date is September 23, 1999, with respect to the financial statements of KTI, Inc. included in the Registration Statement (Form S-4) and related Prospectus of Casella Waste Systems, Inc. for the registration of $150,000,000 of its 9.75% Senior Subordinated Notes due 2013.

                      /s/ Ernst & Young LLP

MetroPark, New Jersey
February 10, 2003

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CONSENT OF INDEPENDENT AUDITORS